Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Blum	Sami Badri
Cisco	Cisco
1 (408) 930-8548	1 (469) 420-4834
rojenkin@cisco.com	sambadri@cisco.com

CISCO REPORTS FIRST QUARTER EARNINGS

News Summary:

•

Strongest first quarter results in Cisco’s history in terms of revenue and profitability with $14.7 billion in revenue, up 8% year over year; GAAP EPS $0.89, up 37% year over year, and Non-GAAP EPS $1.11, up 29% year over year

•	Progress on business model transformation in Q1 FY 2024:

•	Total software revenue up 13% year over year and software subscription revenue up 13% year over year

•	Total annualized recurring revenue (ARR) at $24.5 billion, up 5% year over year and product ARR up 10% year over year

•	Remaining performance obligations (RPO) at $34.8 billion, up 12% year over year and product RPO up 14% year over year

•	Strong Q1 revenue across Cisco product portfolio, driven by customers’ investments in Generative AI, Cloud, Security, and Full Stack Observability

•	Q1 FY 2024 Results:

•	Revenue: $14.7 billion

•	Increase of 8% year over year

•	Earnings per Share: GAAP: $0.89; Non-GAAP: $1.11

•	GAAP EPS increased 37% year over year

•	Non-GAAP EPS increased 29% year over year

•	Q2 FY 2024 Guidance:

•	Revenue: $12.6 billion to $12.8 billion

•	Earnings per Share: GAAP: $0.59 to $0.64; Non-GAAP: $0.82 to $0.84

•	FY 2024 Guidance:

•	Revenue: $53.8 billion to $55.0 billion

•	Earnings per Share: GAAP: $2.97 to $3.08; Non-GAAP: $3.87 to $3.93

SAN JOSE, Calif. — November 15, 2023 — Cisco today reported first quarter results for the period ended October 28, 2023. Cisco reported first quarter revenue of $14.7 billion, net income on a generally accepted accounting principles (GAAP) basis of $3.6 billion or $0.89 per share, and non-GAAP net income of $4.5 billion or $1.11 per share.

“We had a solid start to fiscal 2024 with the strongest Q1 results in our history on both revenue and profitability,” said Chuck Robbins, chair and CEO of Cisco. “We are confident in the foundational strength of our business and future growth opportunities fueled by AI, Security, Cloud, and Observability.”

“In Q1, we delivered revenue and EPS at the high end or above our guidance range, generating strong operating leverage,” said Scott Herren, CFO of Cisco. “We also saw double-digit year-over-year growth in software revenue, product ARR and total RPO. After customers implement large amounts of recently shipped product, we expect to see product order growth rates accelerate in the second half of the year. We are committed to delivering operating leverage and increasing capital returns to our shareholders.”

GAAP Results

	Q1 FY 2024	Q1 FY 2023	Vs. Q1 FY 2023
Revenue	$14.7 billion	$13.6 billion	8%
Net Income	$3.6 billion	$2.7 billion	36%
Diluted Earnings per Share (EPS)	$0.89	$0.65	37%

Non-GAAP Results

	Q1 FY 2024	Q1 FY 2023	Vs. Q1 FY 2023
Net Income	$4.5 billion	$3.5 billion	28%
EPS	$1.11	$0.86	29%

Reconciliations between net income, EPS, and other measures on a GAAP and non-GAAP basis are provided in the tables located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Cisco Declares Quarterly Dividend

Cisco has declared a quarterly dividend of $0.39 per common share to be paid on January 24, 2024, to all stockholders of record as of the close of business on January 4, 2024. Future dividends will be subject to Board approval.

Financial Summary

All comparative percentages are on a year-over-year basis unless otherwise noted.

Q1 FY 2024 Highlights

Revenue — Total revenue was $14.7 billion, up 8%, with product revenue up 9% and service revenue up 4%. Revenue by geographic segment was: Americas up 14%, EMEA flat, and APJC was down 3%. Product revenue performance reflected growth in Networking up 10%, Security up 4%, Observability up 21% and Collaboration up 3%.

Gross Margin — On a GAAP basis, total gross margin, product gross margin, and service gross margin were 65.2%, 64.5%, and 67.3%, respectively, as compared with 61.2%, 59.2%, and 67.3%, respectively, in the first quarter of fiscal 2023.

On a non-GAAP basis, total gross margin, product gross margin, and service gross margin were 67.1%, 66.5%, and 69.0%, respectively, as compared with 63.0%, 61.0%, and 68.8%, respectively, in the first quarter of fiscal 2023.

Total gross margins by geographic segment were: 66.2% for the Americas, 69.5% for EMEA and 67.0% for APJC.

Operating Expenses — On a GAAP basis, operating expenses were $5.3 billion, up 10%, and were 36.0% of revenue. Non-GAAP operating expenses were $4.5 billion, up 5%, and were 30.5% of revenue.

Operating Income — GAAP operating income was $4.3 billion, up 21%, with GAAP operating margin of 29.2%. Non-GAAP operating income was $5.4 billion, up 24%, with non-GAAP operating margin at 36.6%.

Provision for Income Taxes — The GAAP tax provision rate was 18.1%. The non-GAAP tax provision rate was 19.0%.

Net Income and EPS — On a GAAP basis, net income was $3.6 billion, an increase of 36%, and EPS was $0.89, an increase of 37%. On a non-GAAP basis, net income was $4.5 billion, an increase of 28%, and EPS was $1.11, an increase of 29%.

Cash Flow from Operating Activities — $2.4 billion for the first quarter of fiscal 2024, a decrease of 40% compared with $4.0 billion for the first quarter of fiscal 2023, primarily due to the timing of tax payments.

Balance Sheet and Other Financial Highlights

Cash and Cash Equivalents and Investments — $23.5 billion at the end of the first quarter of fiscal 2024, compared with $26.1 billion at the end of fiscal 2023.

Remaining Performance Obligations (RPO) — $34.8 billion, up 12% in total, with 51% of this amount to be recognized as revenue over the next 12 months. Product RPO were up 14% and service RPO were up 11%.

Deferred Revenue — $25.7 billion, up 11% in total, with deferred product revenue up 12%. Deferred service revenue was up 11%.

Capital Allocation — In the first quarter of fiscal 2024, we returned $2.8 billion to stockholders through share buybacks and dividends. We declared and paid a cash dividend of $0.39 per common share, or $1.6 billion, and repurchased approximately 23 million shares of common stock under our stock repurchase program at an average price of $54.53 per share for an aggregate purchase price of $1.3 billion. The remaining authorized amount for stock repurchases under the program is $9.7 billion with no termination date.

Acquisitions

In the first quarter of fiscal 2024, our closed acquisitions include:

•	Accedian, a privately held network performance monitoring company

•	Working Group Two, a privately held company that developed a cloud native mobile services platform

•	Oort, Inc., a privately held company focused on identity threat detection and response technology

•	SamKnows, a privately held broadband network monitoring company

•	Code BGP, Inc., a privately held border gateway protocol monitoring company

Cisco’s Intent to Acquire Splunk

On September 21, 2023, we announced our intent to acquire Splunk Inc., a public cybersecurity and observability company. The acquisition is expected to close by the end of the third quarter of calendar year 2024, subject to regulatory approval and other customary closing conditions including approval by Splunk shareholders.

Guidance

Cisco saw a slowdown of new product orders in the first quarter of fiscal 2024 and believes the primary reason is that customers are currently focused on installing and implementing products in their environments following exceptionally strong product delivery over the past three quarters. Cisco estimates there are one to two quarters of shipped product orders still waiting to be implemented by its customers.

Cisco expects to achieve the following results for the second quarter of fiscal 2024:

Q2 FY 2024
Revenue	$12.6 billion - $12.8 billion
Non-GAAP gross margin rate	65% – 66%
Non-GAAP operating margin rate	31.5% – 32.5%
Non-GAAP EPS	$0.82 – $0.84

Cisco estimates that GAAP EPS will be $0.59 to $0.64 for the second quarter of fiscal 2024.

Cisco expects to achieve the following results for fiscal 2024:

FY 2024
Revenue	$53.8 billion - $55.0 billion
Non-GAAP EPS	$3.87 – $3.93

Cisco estimates that GAAP EPS will be $2.97 to $3.08 for fiscal 2024.

Our Q2 FY 2024 guidance assumes an effective tax provision rate of 17% for GAAP and 19% for non-GAAP results. Our FY 2024 guidance assumes an effective tax provision rate of 18% for GAAP and 19% for non-GAAP results.

A reconciliation between the Guidance on a GAAP and non-GAAP basis is provided in the tables entitled “GAAP to non-GAAP Guidance” located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Editor’s Notes:

•

Q1 fiscal year 2024 conference call to discuss Cisco’s results along with its guidance will be held on Wednesday, November 15, 2023 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•

Conference call replay will be available from 4:00 p.m. Pacific Time, November 15, 2023 to 4:00 p.m. Pacific Time, November 22, 2023 at 1-800-834-5839 (United States) or 1-203-369-3351 (international). The replay will also be available via webcast on the Cisco Investor Relations website at https://investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, November 15, 2023. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with the GAAP to non-GAAP reconciliation information, will be available on the Cisco Investor Relations website at https://investor.cisco.com.

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended
	October 28, 2023	October 29, 2022
REVENUE:
Product	$11,139	$10,245
Service	3,529	3,387

Total revenue	14,668	13,632

COST OF SALES:
Product	3,957	4,179
Service	1,154	1,107

Total cost of sales	5,111	5,286

GROSS MARGIN	9,557	8,346
OPERATING EXPENSES:
Research and development	1,913	1,781
Sales and marketing	2,506	2,391
General and administrative	672	565
Amortization of purchased intangible assets	67	71
Restructuring and other charges	123	(2)

Total operating expenses	5,281	4,806

OPERATING INCOME	4,276	3,540
Interest income	360	169
Interest expense	(111)	(100)
Other income (loss), net	(83)	(134)

Interest and other income (loss), net	166	(65)

INCOME BEFORE PROVISION FOR INCOME TAXES	4,442	3,475
Provision for income taxes	804	805

NET INCOME	$3,638	$2,670

Net income per share:
Basic	$0.90	$0.65

Diluted	$0.89	$0.65

Shares used in per-share calculation:
Basic	4,057	4,108

Diluted	4,087	4,116

CISCO SYSTEMS, INC.

REVENUE BY SEGMENT

(In millions, except percentages)

	Three Months Ended October 28, 2023
	Amount	Y/Y %
Revenue:
Americas	$9,022	14%
EMEA	3,664	—%
APJC	1,982	(3)%

Total	$14,668	8%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

GROSS MARGIN PERCENTAGE BY SEGMENT

(In percentages)

Three Months Ended October 28, 2023
Gross Margin Percentage:
Americas	66.2%
EMEA	69.5%
APJC	67.0%

CISCO SYSTEMS, INC.

REVENUE FOR GROUPS OF SIMILAR PRODUCTS AND SERVICES

(In millions, except percentages)

	Three Months Ended October 28, 2023
	Amount	Y/Y %
Revenue:
Networking	$8,822	10%
Security	1,010	4%
Collaboration	1,117	3%
Observability	190	21%

Total Product	11,139	9%
Services	3,529	4%

Total	$14,668	8%

Amounts may not sum and percentages may not recalculate due to rounding.

Effective for the first quarter of fiscal 2024, we began reporting our revenue in the following categories: Networking, Security, Collaboration, Observability and Services. The reclassified product category revenue by quarter for fiscal 2021 through fiscal 2023, as well as other information is available on Cisco’s Investor Relations website at https://investor.cisco.com/investor-relations/financial-information/Financial-Results/default.aspx.

CISCO SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	October 28, 2023	July 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$9,602	$10,123
Investments	13,921	16,023
Accounts receivable, net of allowance of $82 at October 28, 2023 and $85 at July 29, 2023	4,833	5,854
Inventories	3,342	3,644
Financing receivables, net	3,414	3,352
Other current assets	4,547	4,352

Total current assets	39,659	43,348
Property and equipment, net	2,004	2,085
Financing receivables, net	3,324	3,483
Goodwill	38,900	38,535
Purchased intangible assets, net	1,914	1,818
Deferred tax assets	7,102	6,576
Other assets	5,879	6,007

TOTAL ASSETS	$98,782	$101,852

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$990	$1,733
Accounts payable	2,084	2,313
Income taxes payable	2,380	4,235
Accrued compensation	3,039	3,984
Deferred revenue	13,812	13,908
Other current liabilities	4,730	5,136

Total current liabilities	27,035	31,309
Long-term debt	6,660	6,658
Income taxes payable	5,790	5,756
Deferred revenue	11,847	11,642
Other long-term liabilities	2,240	2,134

Total liabilities	53,572	57,499

Total equity	45,210	44,353

TOTAL LIABILITIES AND EQUITY	$98,782	$101,852

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	October 28, 2023	October 29, 2022
Cash flows from operating activities:
Net income	$3,638	$2,670
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	401	415
Share-based compensation expense	661	496
Provision (benefit) for receivables	4	7
Deferred income taxes	(513)	(366)
(Gains) losses on divestitures, investments and other, net	89	131
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	979	1,119
Inventories	307	(108)
Financing receivables	25	556
Other assets	(290)	(316)
Accounts payable	(235)	42
Income taxes, net	(1,773)	20
Accrued compensation	(908)	(384)
Deferred revenue	259	(78)
Other liabilities	(273)	(242)

Net cash provided by operating activities	2,371	3,962

Cash flows from investing activities:
Purchases of investments	(1,850)	(1,943)
Proceeds from sales of investments	1,280	407
Proceeds from maturities of investments	2,497	971
Acquisitions, net of cash and cash equivalents acquired and divestitures	(876)	—
Purchases of investments in privately held companies	(13)	(48)
Return of investments in privately held companies	47	10
Acquisition of property and equipment	(134)	(176)
Other	1	(20)

Net cash provided by (used in) provided by investing activities	952	(799)

Cash flows from financing activities:
Repurchases of common stock - repurchase program	(1,300)	(556)
Shares repurchased for tax withholdings on vesting of restricted stock units	(153)	(108)
Short-term borrowings, original maturities of 90 days or less, net	—	(602)
Repayments of debt	(750)	—
Dividends paid	(1,580)	(1,560)
Other	(17)	(29)

Net cash used in financing activities	(3,800)	(2,855)

Effect of foreign currency exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(45)	(95)

Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(522)	213
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period	11,627	8,579

Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$11,105	$8,792

Supplemental cash flow information:
Cash paid for interest	$128	$114
Cash paid for income taxes, net	$3,090	$1,150

CISCO SYSTEMS, INC.

REMAINING PERFORMANCE OBLIGATIONS

(In millions, except percentages)

	October 28, 2023		July 29, 2023		October 29, 2022
	Amount	Y/Y%	Amount	Y/Y%	Amount	Y/Y%
Product	$16,011	14%	$15,802	12%	$14,013	5%
Service	18,742	11%	19,066	9%	16,897	1%

Total	$34,753	12%	$34,868	11%	$30,910	3%

We expect 51% of total RPO at October 28, 2023 will be recognized as revenue over the next 12 months.

CISCO SYSTEMS, INC.

DEFERRED REVENUE

(In millions)

	October 28, 2023	July 29, 2023	October 29, 2022
Deferred revenue:
Product	$11,689	$11,505	$10,404
Service	13,970	14,045	12,615

Total	$25,659	$25,550	$23,019

Reported as:
Current	$13,812	$13,908	$12,578
Noncurrent	11,847	11,642	10,441

Total	$25,659	$25,550	$23,019

CISCO SYSTEMS, INC.

DIVIDENDS PAID AND REPURCHASES OF COMMON STOCK

(In millions, except per-share amounts)

	DIVIDENDS		STOCK REPURCHASE PROGRAM			TOTAL
Quarter Ended	Per Share	Amount	Shares	Weighted- Average Price per Share	Amount	Amount
Fiscal 2024
October 28, 2023	$0.39	$1,580	23	$54.53	$1,252	$2,832
Fiscal 2023
July 29, 2023	$0.39	$1,589	25	$50.49	$1,254	$2,843
April 29, 2023	$0.39	$1,593	25	$49.45	$1,259	$2,852
January 28, 2023	$0.38	$1,560	26	$47.72	$1,256	$2,816
October 29, 2022	$0.38	$1,560	12	$43.76	$502	$2,062

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP NET INCOME

(In millions)

	Three Months Ended
	October 28, 2023	October 29, 2022
GAAP net income	$3,638	$2,670
Adjustments to cost of sales:
Share-based compensation expense	103	81
Amortization of acquisition-related intangible assets	181	153
Acquisition-related/divestiture costs	—	2

Total adjustments to GAAP cost of sales	284	236

Adjustments to operating expenses:
Share-based compensation expense	550	415
Amortization of acquisition-related intangible assets	67	71
Acquisition-related/divestiture costs	75	75
Russia-Ukraine war costs	(2)	3
Significant asset impairments and restructurings	123	(2)

Total adjustments to GAAP operating expenses	813	562

Adjustments to interest and other income (loss), net:
(Gains) and losses on investments	51	109

Total adjustments to GAAP interest and other income (loss), net	51	109

Total adjustments to GAAP income before provision for income taxes	1,148	907

Income tax effect of non-GAAP adjustments	(258)	(192)
Significant tax matters	—	164

Total adjustments to GAAP provision for income taxes	(258)	(28)

Non-GAAP net income	$4,528	$3,549

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP EPS

	Three Months Ended
	October 28, 2023	October 29, 2022
GAAP EPS	$0.89	$0.65
Adjustments to GAAP:
Share-based compensation expense	0.16	0.12
Amortization of acquisition-related intangible assets	0.06	0.05
Acquisition-related/divestiture costs	0.02	0.02
Significant asset impairments and restructurings	0.03	—
(Gains) and losses on investments	0.01	0.03
Income tax effect of non-GAAP adjustments	(0.06)	(0.05)
Significant tax matters	—	0.04

Non-GAAP EPS	$1.11	$0.86

Amounts may not sum due to rounding.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GROSS MARGINS, OPERATING EXPENSES, OPERATING MARGINS, INTEREST AND OTHER INCOME (LOSS), NET,

AND NET INCOME

(In millions, except percentages)

	Three Months Ended
	October 28, 2023
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y	Interest and other income (loss), net	Net Income	Y/Y
GAAP amount	$7,182	$2,375	$9,557	$5,281	10%	$4,276	21%	$166	$3,638	36%
% of revenue	64.5%	67.3%	65.2%	36.0%		29.2%		1.1%	24.8%
Adjustments to GAAP amounts:
Share-based compensation expense	42	61	103	550		653		—	653
Amortization of acquisition-related intangible assets	181	—	181	67		248		—	248
Acquisition/divestiture-related costs	—	—	—	75		75		—	75
Significant asset impairments and restructurings	—	—	—	123		123		—	123
Russia-Ukraine war costs	—	—	—	(2)		(2)		—	(2)
(Gains) and losses on investments	—	—	—	—		—		51	51
Income tax effect/significant tax matters	—	—	—	—		—		—	(258)

Non-GAAP amount	$7,405	$2,436	$9,841	$4,468	5%	$5,373	24%	$217	$4,528	28%

% of revenue	66.5%	69.0%	67.1%	30.5%		36.6%		1.5%	30.9%

	Three Months Ended
	October 29, 2022
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Operating Income	Interest and other income (loss), net	Net Income
GAAP amount	$6,066	$2,280	$8,346	$4,806	$3,540	$(65)	$2,670
% of revenue	59.2%	67.3%	61.2%	35.3%	26.0%	(0.5)%	19.6%
Adjustments to GAAP amounts:
Share-based compensation expense	31	50	81	415	496	—	496
Amortization of acquisition-related intangible assets	153	—	153	71	224	—	224
Acquisition/divestiture-related costs	2	—	2	75	77	—	77
Significant asset impairments and restructurings	—	—	—	(2)	(2)	—	(2)
Russia-Ukraine war costs	—	—	—	3	3	—	3
(Gains) and losses on investments	—	—	—	—	—	109	109
Income tax effect/significant tax matters	—	—	—	—	—	—	(28)

Non-GAAP amount	$6,252	$2,330	$8,582	$4,244	$4,338	$44	$3,549

% of revenue	61.0%	68.8%	63.0%	31.1%	31.8%	0.3%	26.0%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

EFFECTIVE TAX RATE

(In percentages)

	Three Months Ended
	October 28, 2023	October 29, 2022
GAAP effective tax rate	18.1%	23.2%
Total adjustments to GAAP provision for income taxes	0.9%	(4.2)%

Non-GAAP effective tax rate	19.0%	19.0%

GAAP TO NON-GAAP GUIDANCE

Q2 FY 2024	Gross Margin Rate	Operating Margin Rate	Earnings per Share (1)
GAAP	62.5% –63.5%	22.5% – 23.5%	$0.59 – $0.64
Estimated adjustments for:
Share-based compensation expense	1.0%	6.0%	$0.14 – $0.15
Amortization of acquisition-related intangible assets and acquisition/divestiture-related costs	1.5%	2.5%	$0.05 – $0.06
Significant asset impairments and restructurings	—	0.5%	$0.01 – $0.02

Non-GAAP	65% – 66%	31.5% – 32.5%	$0.82 – $0.84

FY 2024	Earnings per Share (1)
GAAP	$2.97 – $3.08
Estimated adjustments for:
Share-based compensation expense	$0.59 – $0.61
Amortization of acquisition-related intangible assets and acquisition/divestiture-related costs	$0.22 – $0.24
Significant asset impairments and restructurings	$0.03 – $0.04
(Gains) and losses on investments	$0.01

Non-GAAP	$3.87 – $3.93

(1)	Estimated adjustments to GAAP earnings per share are shown after income tax effects.

Except as noted above, this guidance does not include the effects of any future acquisitions/divestitures, asset impairments, Russia-Ukraine war costs, restructurings, (gains) and losses on investments and significant tax matters or other events, which may or may not be significant unless specifically stated.

Forward Looking Statements, Non-GAAP Information and Additional Information

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as our confidence in the strength of our business, future growth opportunities in AI, Security, Cloud, and Observability, product order growth rates, and our commitment to delivering operating leverage and increasing capital returns to our shareholders) and the future financial performance of Cisco (including the guidance for Q2 FY 2024 and full year FY 2024) that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; our development and use of artificial intelligence; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, key growth areas, and in certain geographical locations, as well as maintaining leadership in Networking and services; the timing of orders and manufacturing and customer lead times; supply constraints; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center market; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, other intellectual property, antitrust, stockholder and other matters, and governmental investigations; our ability to achieve the benefits of restructurings and possible changes in the size and timing of related charges; cyber attacks, data breaches or other incidents; vulnerabilities and critical security defects; our ability to protect personal data; evolving regulatory uncertainty; terrorism; natural catastrophic events (including as a result of global climate change); any pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent report on Form 10-K filed on September 7, 2023. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent report on Form 10-K as it may be amended from time to time. Cisco’s results of operations for the three months ended October 28, 2023 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP operating income and margin, non-GAAP effective tax rates, non-GAAP interest and other income (loss), net, and non-GAAP net income per share data for the periods presented. It also includes future estimated ranges for gross margin, operating margin, tax provision rate and EPS on a non-GAAP basis.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, acquisition-related/divestiture costs, significant asset impairments and restructurings, significant litigation settlements and other contingencies, Russia-Ukraine war costs, gains and losses on investments, the income tax effects of the foregoing and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results. For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Annualized recurring revenue represents the annualized revenue run-rate of active subscriptions, term licenses, operating leases and maintenance contracts at the end of a reporting period, net of rebates to customers and partners as well as certain other revenue adjustments. Includes both revenue recognized ratably as well as upfront on an annualized basis.

About Cisco

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